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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Fidelity National Financial, Inc.:

We consent to the inclusion of our report dated June 19, 1998, with respect to the consolidated Financial Statements of Fidelity National Financial, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the Form 8-K of Fidelity National Financial, Inc. dated June 24, 1998, and to the reference of our firm under the heading "Experts" in the registration statement.

                                        /s/ KPMG PEAT MARWICK LLP
Los Angeles, California
December 14, 1998